EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	For additional	Thomas A. H. White
	information contact:	Senior Vice President, Investor Relations
423.294.8996

Linnea R. Olsen
Director, Investor Relations
443.259.3112

May 5, 2004		Jim Sabourin
Vice President, Corporate Communications
423.294.6043

UnumProvident Corporation Reports

First Quarter 2004 Results

Announces Restructuring of Closed Block Individual Income Protection Business and Lower

Group Income Protection Benefit Ratio

Chattanooga, TN – UnumProvident Corporation (NYSE: UNM) announced today its results for the first quarter of 2004, which are in line with consensus estimates and which include the restructuring of its closed block of individual income protection business. The closed block consists of individual income protection policies sold generally before significant changes in product design, underwriting and distribution were introduced during the mid 1990s. The restructuring of the closed block is intended to meet the Company’s objectives of helping to effectively manage this business, provide greater reporting transparency, strengthen the balance sheet associated with this block of business, and minimize the exposure to potential future adverse morbidity trends in this closed block of business. The restructuring will have no effect on the existing policyholders of the closed block business.

Thomas R. Watjen, UnumProvident’s President and Chief Executive Officer, said, “The actions we announced today represent the final significant financial restructuring step we believe necessary to position our Company for the future and restore the focus to the parts of our business which we believe are capable of producing good value for our shareholders and our other constituents over the long term. This final step follows a thorough review of a number of alternatives for this closed disability block, and although we could have successfully proceeded without these actions, we believe the steps we are taking help close an important chapter in our restructuring. As the new CEO and with the full support of our Board of Directors, I have set an aggressive agenda to take the appropriate actions to ensure the long-term financial strength of the Company, and I am very pleased with the results.”

“As important as the restructuring is, I am also very pleased with our first quarter operating results. With the restructuring we will have accomplished our financial restructuring objectives while also improving the performance of our underlying operations. I am encouraged by our operating and investment performance and that our statutory results recovered significantly over the first quarter of 2003.”

“Over the past twelve months we believe we have delivered on our commitments to strengthen the financial position of the Company and focus more closely on our core operations. While there is still work to be done, I am pleased with our progress.”

Specifically, the restructuring actions being taken by the Company concerning this closed block of business include:

•	the separation of the closed block into a discrete segment for financial reporting, monitoring, and managing the business, and

•	reinsurance arrangements with National Indemnity Company, a subsidiary of Berkshire Hathaway, which will provide further protection against potential adverse development in the closed block, with an ultimate limit of approximately $2.6 billion for both reserves ceded and protection in excess of existing reserves.

The separation of the closed block into a discrete reporting segment resulted in the write-off of the intangible assets associated with the closed block due to the impairment testing for goodwill and loss recognition testing for the recoverability of value of business acquired (VOBA) and deferred acquisition costs (DAC) for this block as a stand-alone segment. In addition, the discount rate was lowered for claim reserves in the closed block, primarily to reflect the segmentation of assets between the recently issued and closed block, resulting in a claim reserve strengthening in the new segment.

As a part of the restructuring, the Company expects to raise approximately $300 million of additional capital through the sale of adjustable conversion-rate equity security units to institutional investors in a private placement, which the Company anticipates to complete in May 2004. The securities to be placed have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an acceptable exemption from registration. The proceeds from the capital raise are intended to restore the Company’s insurance subsidiaries’ risk-based capital to the approximate overall level that existed prior to the reinsurance transaction, reduce outstanding holding company debt, and retain additional liquidity at the holding company.

Finally, separate from the restructuring but also effective with the first quarter of 2004, the Company updated its analysis of costs associated with the acquisition of new business for its group long-term and short-term income protection products, as well as group life and accidental death and dismemberment products. As a result, the amount capitalized will be decreased accordingly, and management expects that the amount of policy acquisition costs the Company will be amortizing for its group products will generally be equal to or greater than the aggregate amount capitalized in future periods, resulting in a DAC balance for its group products that will remain stable or reduce over time and decline in relation to the growth of the premium base. This has no effect on the existing DAC on the balance sheet for group products as the Company’s recoverability tests validate the existing DAC balance under a wide range of possible scenarios.

UnumProvident today reported a net loss of $562.3 million ($1.91 per diluted common share) for the first quarter of 2004, compared to a net loss of $246.4 million ($1.02 per diluted common share) for the first quarter of 2003. The loss from continuing operations was $569.3 million ($1.93 per diluted common share) for the first quarter of 2004, compared to a loss of $249.0 million ($1.03 per diluted common share) for the first quarter of 2003.

These results for the first quarter of 2004, as noted above, include the closed block individual income protection claim reserve strengthening of $110.6 million before tax, or $71.9 million after tax, and the impact of the write-off of the intangible assets associated with the closed block, totaling $856.4 million before tax, or $629.1 million after tax. The reserve strengthening and write-off of intangible assets had no impact on statutory reserves, statutory surplus, or risk-based capital of the Company’s insurance subsidiaries.

The results for the first quarter of 2003 included an increase in the Company’s group long-term income protection reserves of $454.0 million before tax, or $295.1 million after tax.

Also included in the loss from continuing operations are net realized investment gains of $25.4 million before tax, or $16.1 million after tax in the first quarter of 2004 ($0.05 per diluted common share), compared to losses of $85.1 million before tax, or $55.6 million after tax ($0.23 per diluted common share) in the first quarter of 2003.

A non-GAAP financial measure is a numerical measure of a company’s performance that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). In evaluating the Company’s first quarter 2004 performance, management believes it is important to exclude the first quarter 2004 impairment of intangible assets and reserve strengthening to evaluate the financial performance of the Company’s operations. This measure of earnings, although a non-GAAP financial measure, reflects ongoing performance trends and is important in understanding the Company’s underlying profitability drivers.

Presented below is a reconciliation of this measure to net loss.

	Three Months Ended March 31
	2004
	($ in millions)	Per Share
Income from Continuing Operations Excluding Closed Block Charges	$131.7	$0.44
Closed Block Impairment of Intangible Assets, Net of Tax	(629.1)	(2.13)
Closed Block Reserve Strengthening, Net of Tax	(71.9)	(0.24)

Loss from Continuing Operations	(569.3)	(1.93)
Income from Discontinued Operations, Net of Tax	7.0	0.02

Net Loss	$(562.3)	$(1.91)

Results by Segment

In the following discussions of the Company’s segment operating results, “operating revenue” excludes net realized investment gains and losses. “Operating income” or “operating loss” excludes income tax, net realized investment gains and losses, and results of discontinued operations. These are considered non-GAAP financial measures. The Company measures segment performance excluding realized investment gains and losses because management believes that this performance measure is a better indicator of the ongoing businesses and the underlying trends in the businesses.

Because the Canadian branch is now reported as discontinued operations, its results are not included in the current and prior period results in the segment information below. Additionally, the results of the Company’s closed block individual income protection line of business are now being reported as a separate segment. These results had previously been included in the Income Protection segment.

The Income Protection segment reported operating income of $74.3 million in the first quarter of 2004, compared to an operating loss of $375.5 million in the first quarter of 2003. The results for the first quarter of 2003 include the previously mentioned increase in the Company’s group long-term income protection GAAP reserves of $454.0 million before tax.

Within the segment, the group income protection line reported operating income of $30.3 million in the first quarter of 2004 compared to an operating loss of $423.4 million in the prior year first quarter, or operating income of $30.6 million excluding the reserve strengthening, essentially flat year over year. The benefit ratio for the group income protection line improved to 89.4% from 91.4% one year ago, excluding the reserve strengthening. Paid incidence in the Company’s group long-term income protection line was marginally lower than the first quarter of 2003 and claim recovery experience was generally higher. The impact of the update to DAC capitalization in the first quarter of 2004 reduced income by $6.3 million.

Also within this segment, the recently issued individual income protection line of business reported operating income of $29.3 million in the first quarter of 2004, compared to operating income of $38.2 million in the first quarter of 2003. An improvement in the benefit ratio, reflecting lower claim incidence trends and stable claim management results, was offset by higher operating expenses and lower net investment income.

The long-term care line, which includes the results of both the group and individual long-term care lines, reported operating income of $11.0 million in the first quarter of 2004, compared to $5.8 million in the first quarter of 2003. Finally, the disability services line of business reported operating income of $3.7 million in the first quarter of 2004, compared to $3.9 million in the first quarter of 2003.

Premium income for the Income Protection segment increased 7.7 percent to $1,025.1 million in the first quarter of 2004, compared to $951.6 million in the first quarter of 2003. Within this segment, premium income for the group income protection line increased 7.6 percent to $786.9 million in the first quarter of 2004 from $731.6 million in the first quarter of 2003. Premium income for the recently issued individual income protection line increased 3.9 percent to $129.8 million in the first quarter of 2004 from $124.9 million in the first quarter of 2003. Finally within this segment, premium income for the long-term care line increased 14.0 percent to $108.4 million in the first quarter of 2004 from $95.1 million in the first quarter of 2003.

New annualized sales (submitted date basis) for group long-term income protection fully insured products declined 0.9 percent to $65.1 million in the first quarter of 2004, from $65.7 million in the first quarter of 2003. The slight decline includes a decline in sales of large-case business (over 2,000 covered lives) but was offset by increased sales of core market sales (under 2,000 covered lives) and continued strong sales in the Company’s Unum Limited operation in the United Kingdom. New annualized sales

(submitted date basis) for group short-term income protection fully insured products declined 4.1 percent to $25.7 million in the first quarter of 2004, from $26.8 million in the first quarter of 2003. New annualized sales (paid for basis) for recently issued individual income protection declined 12.5 percent to $29.4 million in the first quarter of 2004 from $33.6 million in the first quarter of 2003.

Premium persistency in the Company’s U.S. group long-term income protection block was 83.5 percent for the first quarter of 2004, compared to 87.2 percent for full year 2003. This decline is consistent with the Company’s efforts to re-price portions of its in-force business in order to improve its profitability. Persistency in the Company’s group short-term income protection line of business was 81.1 percent for the first quarter of 2004 compared to 84.5 percent for full year 2003.

The Life and Accident segment reported operating income of $56.9 million in the first quarter of 2004, compared to $62.8 million in the first quarter of 2003. The decline relative to the year ago quarter was driven by lower earnings in both group life and accidental death & dismemberment (AD&D). Claim incidence, which is seasonally higher in the first quarter for these lines, was higher than a year ago for group life and AD&D, but improved in the voluntary lines of business. The impact of the update to DAC capitalization in the first quarter of 2004 reduced income by $3.9 million.

Premium income in this segment increased 4.2 percent to $490.1 million in the first quarter of 2004, compared to $470.5 million in the first quarter of 2003. New annualized sales (submitted date basis) in the group life line totaled $39.6 million in the first quarter of 2004, compared to $54.0 million in the first quarter of 2003. New annualized sales in the AD&D line of business totaled $2.5 million in the first quarter of 2004, compared to $6.6 million in the year ago quarter. New annualized sales in the brokerage voluntary life and other lines totaled $35.6 million in the first quarter of 2004 compared to $34.9 million in the first quarter of 2003.

Premium persistency in the Company’s U.S. group life line of business was 84.0 percent for the first quarter of 2004 compared to 83.2 percent for full year 2003.

The Colonial segment reported operating income of $36.6 million in the first quarter of 2004, compared to $35.2 million in the first quarter of 2003. The benefit ratio for this segment improved to 55.5 percent in the first quarter of 2004 compared to 56.3 percent in the first quarter of 2003, reflecting the completion in 2003 of the exit of the under-performing group long-term income protection block within Colonial’s operations. Premium income for this segment increased 6.2 percent to $181.1 million in the first quarter of 2004, compared to $170.6 million in the first quarter of 2003. New annualized sales in this segment increased 3.5 percent to $61.7 million in the first quarter of 2004, from $59.6 million in the first quarter of 2003.

As mentioned, the Individual Income Protection – Closed Block is now reported as a separate segment. This segment reported an operating loss of $923.8 million in the first quarter of 2004 compared to income of $15.8 million in the first quarter of 2003. The loss this quarter includes the write-down of intangible assets of $856.4 million and the reserve strengthening of $110.6 million. Excluding the write-downs and the reserve strengthening, operating earnings would have been $43.2 million in the first quarter of 2004. The elimination of the amortization of the value of business acquired and deferred acquisition costs as of January 1, 2004, benefited income in this segment by $16.1 million in the first quarter of 2004. Incidence trends remained relatively flat with the levels experienced in 2003 while recovery trends improved relative to the first quarter of 2003. Premium income for this segment declined 6.4 percent to $251.3 million from $268.6 million in the first quarter of 2003.

The change in the Company’s reporting segments required the Company to perform, separately for the individual income protection – closed block business and individual income protection – recently issued business, impairment testing for goodwill and loss recognition testing for the recoverability of deferred policy acquisition costs and value of business acquired. As required under GAAP, prior to the change in reporting segments, these tests were performed for the individual income protection line of business on a combined basis. The testing indicated impairment of the individual income protection – closed block deferred policy acquisition costs of $282.2 million, value of business acquired of $367.1 million, and goodwill of $207.1 million.

Also in conjunction with the restructuring, the Company analyzed the assumptions related to its individual income protection – closed block reserves as a stand-alone segment. Previously these reserves were analyzed for the individual income protection line of business on a combined basis. Included in the analysis was a review of morbidity assumptions, primarily claim resolution rates, and claim reserve discount rate assumptions. Based upon this analysis, the Company lowered the claim reserve discount rate to reflect the segmentation of assets between the individual income protection – recently issued business and the individual income protection – closed block business, the change in the Company’s investment portfolio yield rates during the first quarter of 2004, the Company’s expectation of future investment portfolio yield rates, and the Company’s desire to maintain the relationship between the claim reserve discount rate and the investment portfolio yield rate for the individual income protection – closed block at the Company’s long-term objective. This approach is intended to better reflect the current investment environment. The strengthening represented a 1.2 percent increase in total net individual income protection – closed block reserves as of March 31, 2004, which equaled $9.53 billion prior to this increase.

In order to provide further protection against potential adverse development in the closed block, the Company has arrangements to reinsure approximately 60 percent of potential future loss deterioration that may occur beyond the Company’s current retention limit, which equals approximately 90 percent of reserves, net of existing reinsurance, for the individual income protection – closed block. If losses to the reinsurer exceed a specific aggregate limit, any future losses will revert back to the Company. These reinsurance transactions, which are expected to close during the second quarter of 2004 following regulatory review, will be effective as of April 1, 2004. The Company anticipates that it will transfer cash of approximately $707.0 million, including ceded reserves of approximately $522.0 million, and establish a $185.0 million prepaid cost of insurance asset which will be amortized into earnings over the expected claim payment period covered under the Company’s retention limit. The expected amortization of the prepaid cost is approximately $3.8 million for 2004 and $5.0 million annually thereafter. The Company believes that this coverage is an important step toward reducing its exposure to potential adverse development in this block.

The Other segment, which includes results from products no longer actively marketed, reported operating income of $7.1 million in the first quarter of 2004, compared to income of $11.7 million in the first quarter of 2003.

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, and certain other corporate expenses, reported a loss of $46.7 million in the first quarter of 2004, compared to a loss of $54.4 million in the first quarter of 2003.

During the second quarter of 2003, the Company issued a total of 52,877,000 shares of common stock and 23,000,000 8.25% adjustable conversion-rate equity security units in a public offering. As a result, the weighted average number of shares used to calculate the per diluted common share results increased from 241,619,379 for the first quarter of 2003 to 294,989,771 for the first quarter of 2004. The actual number of shares outstanding as of March 31, 2004 was 296,291,201 compared to 241,644,012 at March 31, 2003.

Book value per common share at March 31, 2004 was $24.08, compared to $27.09 at March 31, 2003.

UnumProvident Corporation senior management will host a conference call on Thursday, May 6 at 9:00 a.m. (eastern) to discuss the results of operations for the first quarter and may include forward-looking information, such as guidance on future results or trends in operations, as well as other material information. The dial-in number is (913) 981-5572. Alternatively, a live webcast of the call will be available at www.unumprovident.com in a listen-only mode. About fifteen minutes prior to the start of the call, you should access the “Investor and Shareholder Information” section of our website. A replay of the call will be available by telephone and on our website through Wednesday, May 12.

UnumProvident is the largest provider of group and individual disability income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident insures more than 25 million people and provided $5.7 billion in total benefits to customers in 2003. With primary offices in Chattanooga, Tennessee, and Portland, Maine, the Company employs more than 13,000 people worldwide. For more information, visit www.unumprovident.com.

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative, regulatory, or tax changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections and experience, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of litigation, rating agency actions, regulatory actions, negative media attention, the level of pension benefit costs and funding, investment results, including credit deterioration of investments, and effectiveness of product and customer support. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2003. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

###

DIGEST OF EARNINGS

(Unaudited)

UnumProvident Corporation (UNM:NYSE)

and Subsidiaries

($ in millions, except share data)

	Three Months Ended March 31
	2004	2003
Total Revenue	$2,623.7	$2,394.8

Loss from Continuing Operations	$(569.3)	$(249.0)
Income from Discontinued Operations, Net of Tax	7.0	2.6

Net Loss	$(562.3)	$(246.4)

PER SHARE INFORMATION
Basic and Assuming Dilution
Loss from Continuing Operations	$(1.93)	$(1.03)
Income from Discontinued Operations, Net of Tax	0.02	0.01

Net Loss	$(1.91)	$(1.02)

Weighted Average Common Shares—Basic (000s)	294,989.8	241,619.4
Weighted Average Common Shares—Assuming Dilution (000s)	294,989.8	241,619.4